Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Snap Online Marketing Inc.

(A development stage company)

Marlborough, Massachusetts

We hereby consent to the use in the Amendment No 2. to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated February 1, 2013, relating to the balance sheet of Snap Online Marketing, Inc., a development stage company, (the “Company”) as of December 31, 2012 and the related statements of operations, stockholder’s equity and cash flows for the period from June 4, 2012 (Inception) through December 31, 2012, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li and Company, PC

Li and Company, PC

Skillman, New Jersey

April 15, 2013